Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Operating Results For Fiscal 2011

•	Comparative store sales increased 0.7% during Fiscal 2011.
•	Total Sales during the fourth quarter and full Fiscal 2011 increased 3.8% and 5.0%, respectively.
•	Adjusted EBITDA for Fiscal 2011 increased 3.5% to $350.0 million versus $338.1 million during Fiscal 2010.
•	Adjusted Pre-Tax Income, Exclusive of the Impact of the Company’s Debt Refinancing increased $9.0 million to $62.1 million for Fiscal 2011.

BURLINGTON, NEW JERSEY, April 17, 2012 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the Company), a nationwide retailer based in Burlington, New Jersey, today announced its operating results for the fiscal year ended January 28, 2012 (Fiscal 2011).

Operating Results For The Fiscal Year Ended January 28, 2012

Net sales increased 5.0% to $3,854.1 million during Fiscal 2011 compared with $3,669.6 million during Fiscal 2010.  Comparative store sales increased 0.7%.

Primarily driven by increased net sales and slightly higher margins, Adjusted EBITDA increased $11.9 million, or 3.5%, to $350.0 million during Fiscal 2011 from $338.1 million during the prior year.

Adjusted Pre-Tax Income, Exclusive of the Impact of the Company’s Debt Refinancing as defined below, increased $9.0 million to $62.1 million during Fiscal 2011.  The increase is primarily driven by increased net sales and slightly higher margins.

Tom Kingsbury, President and Chief Executive Officer, stated, “We were pleased to report our fourth consecutive year of Adjusted EBITDA growth which was driven by our 5.0% overall sales growth, inclusive of our 0.7% comparative store increase. Many areas of the business contributed to our positive comparative store increase for the year. We believe our current momentum, reduction in aged inventory, and outstanding support that we are receiving from the vendor community has us well positioned for 2012.”

As of April 17, 2012, the Company operates 482 stores under the names “Burlington Coat Factory Warehouse” (466 stores), “MJM Designer Shoes” (13 stores), “Cohoes Fashions” (two stores), and “Super Baby Depot” (one store) in 44 states and Puerto Rico.

Fiscal 2011 Conference Call

           The Company will hold a conference call for investors on Friday, April 20, 2012 at 10:00 a.m. Eastern Time to discuss the Company’s Fiscal 2011 operating results. To participate in the call, please dial 1-800-381-7839. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through April 21, 2012 at 12:00 p.m. Eastern Time. To access the replay, please dial 1-800-633-8284, then the access number, 21588668.  Additionally, a replay of the call will be available for 30 days on the Company’s website (www.burlingtoncoatfactory.com).

 About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. The Company currently serves its customers through its 482 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in any such forward-looking statements:  competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (All amounts in thousands)

	(in thousands)
	Fiscal Years Ended
	January 28, 2012	January 29, 2011
REVENUES:
Net Sales	$3,854,134	$3,669,602
Other Revenue	33,397	31,487
Total Revenue	3,887,531	3,701,089

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization as Shown Below)	2,363,464	2,252,346
Selling and Administrative Expenses	1,215,301	1,156,613
Restructuring and Separation Costs	7,438	2,200
Depreciation and Amortization	153,070	146,759
Impairment Charges – Long-Lived Assets	1,735	2,080
Other Income, Net	(9,942)	(11,346)
Loss on Extinguishment of Debt	37,764	-
Interest Expense (Inclusive of (Gain)/Loss on Interest Rate Cap Agreements)	129,121	99,309
Total Costs and Expenses	3,897,951	3,647,961

(Loss) Income Before Income Tax (Benefit) Expense	(10,420)	53,128
Income Tax (Benefit) Expense	(4,148)	22,130

Net (Loss) Income	(6,272)	30,998

Total Comprehensive (Loss) Income	$(6,272)	$30,998

EBITDA, Adjusted EBITDA and Adjusted Pre-Tax Income, Exclusive of the Impact of the Company’s Debt Refinancing

The following tables calculate the Company’s EBITDA (earnings from operations before interest, taxes and depreciation and amortization), Adjusted EBITDA and Adjusted Pre-Tax Income, Exclusive of the Impact of the Company’s Debt Refinancing (Adjusted Pre-Tax Income), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDA, as defined in the credit agreement governing the Company’s $1 Billion Senior Secured Term Loan Facility (New Term Loan Facility), starts with consolidated net loss for the period and adds back (i) depreciation, amortization, impairments and other non-cash charges that were deducted in arriving at consolidated net (loss)/income, (ii) the (benefit)/provision for taxes, (iii) interest expense, (iv) advisory fees, and (v) unusual, non-recurring or extraordinary expenses, losses or charges as reasonably approved by the administrative agent for such period.  Adjusted EBITDA is used to calculate the consolidated leverage ratio under the Company’s New Term Loan Facility.  We present Adjusted EBITDA because we believe it is a useful supplemental measure in evaluating the performance of the Company’s business and provides greater transparency into its results of operations.

Adjusted Pre-Tax Income is a non-GAAP financial measure of the Company’s financial performance.  It is defined as Pre-Tax Loss on a GAAP basis, adjusted for the Loss on Extinguishment of Debt and the incremental interest expense incurred as a result of the new debt instruments.  Adjusted Pre-Tax Income provides management, including the Company’s chief operating decision maker, with helpful information with respect to the Company’s operations and financial performance.  Adjusted Pre-Tax Income has limitations as an analytical tool, and should not be considered either in isolation or as a substitute for Pre Tax Loss, or other data prepared in accordance with GAAP.

The Company believes that EBITDA, Adjusted EBITDA and Adjusted Pre-Tax Income provide investors helpful information with respect to the Company’s operations and financial condition. The Company has provided this additional information to assist the reader in understanding its ability to meet future debt service, fund capital expenditures and working capital requirements and to comply with various covenants in each indenture governing the outstanding senior notes, as well as various covenants related to the senior secured credit facilities which are material to the Company’s financial condition and financial statements.  Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.  The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA, Adjusted EBITDA and Adjusted Pre-Tax Income may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

 EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	(in thousands)
	Fiscal Years Ended
	January 28, 2012	January 29, 2011

Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(6,272)	$30,998
Interest Expense	129,121	99,309
Income Tax (Benefit) Expense	(4,148)	22,130
Depreciation and Amortization	153,070	146,759

EBITDA	$271,771	$299,196

Impairment Charges - Long-Lived Assets	1,735	2,080
Interest Income	(82)	(384)
Non Cash Straight-Line Rent Expense (a)	9,211	10,639
Advisory Fees (b)	4,285	4,289
Stock Compensation Expense (c)	5,797	2,230
(Gain) Loss on Investment in Money Market Fund (d)	-	(240)
Amortization of Purchased Lease Rights (e)	901	857
Severance (f)	7,438	81
Franchise Taxes (g)	1,498	1,172
Insurance Reserve (h)	-	3,916
Advertising Expense Related to Barter Transactions (i)	4,864	2,644
Loss on Disposal of Fixed Assets (j)	2,673	1,740
Change in Fiscal Year End Costs (k)	-	587
Litigation Reserve (l)	2,618	4,923
Transfer Tax (m)	(20)	1,358
Refinancing Fees (n)	(473)	3,040
Loss on Extinguishment of Debt (o)	37,764	-
Adjusted EBITDA	$349,980	$338,128

Adjusted Pre-Tax Income, Exclusive of the Impact of the Company’s Debt Refinancing, is calculated as follows:

	Fiscal Year Ended
	January 28, 2012	January 29, 2011
Pre-Tax (Loss) Income	$(10,420)	$53.128
Loss on Extinguishment of Debt	37,764	-
Incremental Interest Expense (p)	34,709	-
Adjusted Pre-Tax Income	$62,053	$53,128

During Fiscal 2011, with approval from the administrative agents for the New Term Loan Facility and ABL Line of Credit, we changed the components comprising Adjusted EBITDA such that specific charges associated with our debt refinancing transaction were added back to consolidated net (loss) income when calculating Adjusted EBITDA.  These changes, summarized in footnote (o) below, resulted in approximately $37.8 million in Adjusted EBITDA during Fiscal 2011 and had no impact on the prior periods presented.  We believe that these add-backs provide a more accurate comparison to the comparative periods’ performance.

(a)
Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis), in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.

(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.
(c)	Represents expenses recorded under ASC No. 718 “Stock Compensation” during the fiscal periods, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.
(d)
Represents the (gain) loss on our investment in the Reserve Primary Fund (Fund), related to recoveries/declines in the fair value of the underlying securities held by the Fund, as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.

(e)
Represents amortization of purchased lease rights which are recorded in rent expense within our selling and administrative line items, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.

(f)
Represents a severance charge resulting from a reorganization of certain positions within our stores and corporate locations in Fiscal 2011 and reduction of our workforce during Fiscal 2010, the Transition Period and Fiscal 2009, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.

(g)	Represents franchise taxes paid based on our equity, as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.
(h)
Represents the non-cash change in reserves based on estimated general liability, workers compensation and health insurance claims as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.

(i)
Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory, as approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.

(j)
Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business, in accordance with the credit agreements governing the New Term Loan Facility and ABL Line of Credit.

(k)
Represents costs incurred in conjunction with changing our fiscal year end from the Saturday closest to May 31 to the Saturday closest to January 31 commencing with the 35 weeks ended January 30, 2010.  This change was approved by the administrative agents for the New Term Loan Facility and ABL Line of Credit.

(l)	Represents charges incurred in conjunction with a non-recurring litigation reserve as approved by the administrative agents for the New Term Loan Facility and the ABL Line of Credit.
(m)	Represents one-time transfer taxes incurred on certain leased properties as approved by the administrative agents for the New Term Loan Facility and the ABL Line of Credit.
(n)	Represents refinancing fees that reduce Adjusted EBITDA per the administrative agents for the New Term Loan Facility and the ABL Line of Credit.
(o)
Represents charges incurred in accordance with Topic No. 470, resulting from a loss on the settlement of the old debt instruments as approved by the administrative agents for the New Term Loan Facility and the ABL Line of Credit.

(p)	Represents the summation of the net incremental interest expense specifically related to the Company’s debt refinancing in February 2011.